Filed pursuant to Rule 433

Registration No. 333-229556

Issuer Free Writing Prospectus dated February 18, 2021

Relating to Preliminary Prospectus Supplement dated February 18, 2021

MASCO CORPORATION

PRICING TERM SHEETS

$600,000,000 1.500% NOTES DUE 2028

ISSUER:	Masco Corporation

TITLE OF SECURITIES:	1.500% Notes Due 2028

EXPECTED RATINGS*:	Baa2 (stable) by Moody’s Investors Service, Inc., BBB (stable) by S&P Global Ratings and BBB (stable) by Fitch Ratings Inc.

TRADE DATE:	February 18, 2021

SETTLEMENT DATE:	March 4, 2021 (T+10)

MATURITY DATE:	February 15, 2028

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$600,000,000

PRICE TO PUBLIC (ISSUE PRICE):	99.836%

BENCHMARK TREASURY:	0.750% due January 31, 2028

BENCHMARK TREASURY PRICE AND YIELD:	98-26+; 0.925%

SPREAD TO BENCHMARK TREASURY:	+ 60 basis points

YIELD TO MATURITY:	1.525%

INTEREST RATE:	1.500% per annum

INTEREST PAYMENT DATES:	Semi-annually on each February 15 and August 15, commencing on August 15, 2021

DENOMINATIONS:	$2,000 by $1,000

OPTIONAL REDEMPTION:	The notes will be redeemable at our option at any time, in whole or in part, at the “Redemption Price.” Prior to December 15, 2027 (two months prior to the maturity of the Securities), the Redemption Price is the greater of (i) 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest to the redemption date, and (ii) the sum of the present values of the principal amount of and remaining scheduled payments of interest on the notes to be redeemed that would be due if such notes matured on December 15, 2027 but for the redemption (exclusive of interest accrued as of the redemption date) discounted from the scheduled payment dates to the redemption date on a semi-annual basis at the Treasury Rate plus 10 basis points, plus accrued and unpaid interest to the redemption date. On and after December 15, 2027 (two months prior to the maturity of the notes), the Redemption Price will equal 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest to the redemption date. In each case described in this paragraph, the Redemption Price will include accrued and unpaid interest thereon to the date of redemption.

CHANGE OF CONTROL:	Upon the occurrence of a change of control repurchase event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

JOINT BOOK-RUNNING MANAGERS:

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Fifth Third Securities, Inc.

Wells Fargo Securities, LLC

BofA Securities, Inc.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Truist Securities, Inc.

CO-MANAGERS:	Comerica Securities, Inc. Commerz Markets LLC HSBC Securities (USA) Inc. Huntington Securities, Inc. Scotia Capital (USA) Inc. Siebert Williams Shank & Co., LLC U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	574599 BS4 / US574599BS40

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

$600,000,000 2.000% NOTES DUE 2031

ISSUER:	Masco Corporation

TITLE OF SECURITIES:	2.000% Notes Due 2031

EXPECTED RATINGS*:	Baa2 (stable) by Moody’s Investors Service, Inc., BBB (stable) by S&P Global Ratings and BBB (stable) by Fitch Ratings Inc.

TRADE DATE:	February 18, 2021

SETTLEMENT DATE:	March 4, 2021 (T+10)

MATURITY DATE:	February 15, 2031

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$600,000,000

PRICE TO PUBLIC (ISSUE PRICE):	99.267%

BENCHMARK TREASURY:	1.125% due February 15, 2031

BENCHMARK TREASURY PRICE AND YIELD:	98-17; 1.282%

SPREAD TO BENCHMARK TREASURY:	+ 80 basis points

YIELD TO MATURITY:	2.082%

INTEREST RATE:	2.000% per annum

INTEREST PAYMENT DATES:	Semi-annually on each February 15 and August 15, commencing on August 15, 2021

DENOMINATIONS:	$2,000 by $1,000

OPTIONAL REDEMPTION:	The notes will be redeemable at our option at any time, in whole or in part, at the “Redemption Price.” Prior to November 15, 2030 (three months prior to the maturity of the Securities), the Redemption Price is the greater of (i) 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest to the redemption date, and (ii) the sum of the present values of the principal amount of and remaining scheduled payments of interest on the notes to be redeemed that would be due if such notes matured on November 15, 2030 but for the redemption (exclusive of interest accrued as of the redemption date) discounted from the scheduled payment dates to the redemption date on a semi-annual basis at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest to the redemption date. On and after November 15, 2030 (three months prior to the maturity of the notes), the Redemption Price will equal 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest to the redemption date. In each case described in this paragraph, the Redemption Price will include accrued and unpaid interest thereon to the date of redemption.

CHANGE OF CONTROL:	Upon the occurrence of a change of control repurchase event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

JOINT BOOK-RUNNING MANAGERS:

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Truist Securities, Inc.

Wells Fargo Securities, LLC

CO-MANAGERS:	Comerica Securities, Inc. Commerz Markets LLC HSBC Securities (USA) Inc. Huntington Securities, Inc. Scotia Capital (USA) Inc. Siebert Williams Shank & Co., LLC U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	574599 BQ8 / US574599BQ83

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

$300,000,000 3.125% NOTES DUE 2051

ISSUER:	Masco Corporation

TITLE OF SECURITIES:	3.125% Notes Due 2051

EXPECTED RATINGS*:	Baa2 (stable) by Moody’s Investors Service, Inc., BBB (stable) by S&P Global Ratings and BBB (stable) by Fitch Ratings Inc.

TRADE DATE:	February 18, 2021

SETTLEMENT DATE:	March 4, 2021 (T+10)

MATURITY DATE:	February 15, 2051

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$300,000,000

PRICE TO PUBLIC (ISSUE PRICE):	99.982%

BENCHMARK TREASURY:	1.625% due November 15, 2050

BENCHMARK TREASURY PRICE AND YIELD:	90-01; 2.076%

SPREAD TO BENCHMARK TREASURY:	+ 105 basis points

YIELD TO MATURITY:	3.126%

INTEREST RATE:	3.125% per annum

INTEREST PAYMENT DATES:	Semi-annually on each February 15 and August 15, commencing on August 15, 2021

DENOMINATIONS:	$2,000 by $1,000

OPTIONAL REDEMPTION:	The notes will be redeemable at our option at any time, in whole or in part, at the “Redemption Price.” Prior to August 15, 2050 (six months prior to the maturity of the Securities), the Redemption Price is the greater of (i) 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest to the redemption date, and (ii) the sum of the present values of the principal amount of and remaining scheduled payments of interest on the notes to be redeemed that would be due if such notes matured on August 15, 2050 but for the redemption (exclusive of interest accrued as of the redemption date) discounted from the scheduled payment dates to the redemption date on a semi-annual basis at the Treasury Rate plus 20 basis points, plus accrued and unpaid interest to the redemption date. On and after August 15, 2050 (six months prior to the maturity of the notes), the Redemption Price will equal 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest to the redemption date. In each case described in this paragraph, the Redemption Price will include accrued and unpaid interest thereon to the date of redemption.

CHANGE OF CONTROL:	Upon the occurrence of a change of control repurchase event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

JOINT BOOK-RUNNING MANAGERS:

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Truist Securities, Inc.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Wells Fargo Securities, LLC

CO-MANAGERS:	Comerica Securities, Inc. Commerz Markets LLC HSBC Securities (USA) Inc. Huntington Securities, Inc. Scotia Capital (USA) Inc. Siebert Williams Shank & Co., LLC U.S. Bancorp Investments, Inc.
CUSIP/ISIN:	574599 BR6 / US574599BR66

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at (800) 831-9146 or J.P. Morgan Securities LLC at (212) 834-4533.

It is expected that delivery of the notes will be made against payment therefor on or about March 4, 2021, which is the tenth business day following the date hereof (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day immediately preceding the date of delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.